Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Hi-Crush Inc. of our report dated February 21, 2017, except for the effects of the merger of entities under common control (the Hi-Crush Whitehall LLC and Other assets transaction) as discussed in Note 4 to the consolidated financial statements, as to which the date is May 1, 2017, relating to the financial statements and financial statement schedule of Hi-Crush Partners LP, which appears in Hi-Crush Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 14, 2019